CONTACTS

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Properties, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: 484-532-7783	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital Properties

Announces Full Exercise of Underwriters’ Option to Purchase Additional Shares

New York, New York, July 9, 2012 – American Realty Capital Properties, Inc. (NASDAQ: ARCP) (the “Company”) announced today the full exercise of the underwriters’ option to purchase an additional 487,500 newly issued shares of the Company’s common stock, par value $0.01 per share, at a price of $10.00 per share (before underwriting discounts and commissions). The Company had previously granted such option to the underwriters in connection with the underwritten public offering of 3,250,000 shares completed on June 18, 2012.

The net proceeds to the Company from the exercise of such over-allotment option were approximately $4.6 million, after deducting underwriting discounts and commissions, thereby bringing the total net proceeds from the offering to approximately $35.3 million, after deducting underwriting discounts and commissions. The Company intends to use the net proceeds from the offering to make additional property acquisitions, including the acquisitions announced on June 20, 2012, and repay certain indebtedness.

Robert W. Baird & Co. Incorporated, Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS), and JMP Securities LLC acted as representatives of the several underwriters and joint book-running managers of the offering. Maxim Group LLC and National Securities Corporation acted as co-managers for the offering.

“We are very pleased by the execution of this offering and the underwriters’ belief in the strength of our company, as evidenced by their full exercise of the over-allotment option,” commented Nicholas S. Schorsch, Chairman and Chief Executive Officer of the Company.

“The full exercise of the over-allotment option will permit us to execute on our previously announced investment strategy while enhancing our portfolio’s tenant mix and geographic diversification,” added Brian S. Block, Executive Vice President and Chief Financial Officer of the Company. “In fact, since we closed the offering in early June, we have already acquired 21 of the 22 previously disclosed properties and have entered into an additional contract for a Reckitt Benckiser property. Our recent acquisitions increase the total size of our portfolio to approximately $210.0 million, comprised of 118 properties.”

Important Notice

American Realty Capital Properties, Inc. is a publicly traded Maryland corporation listed on The NASDAQ Capital Market that intends to qualify as a real estate investment trust focused on owning and acquiring single-tenant, freestanding commercial properties generally subject to net leases with high credit quality tenants. Additional information about the Company can be found on the Company’s website at www.americanrealtycapitalproperties.com.

The shares of common stock were offered pursuant to an effective registration statement that the Company previously filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering of these securities was made only by means of a prospectus. A copy of the prospectus relating to the offering is available on the SEC website at:

http://sec.gov/Archives/edgar/data/1507385/000114420412034735/v315952_424b4.htm.

Investors may obtain these documents free of charge from the Securities and Exchange Commission’s website at www.sec.gov.

Alternatively, copies of the prospectus relating to the offering may be obtained at the following address:

Robert W. Baird & Co. Incorporated

Attention: Syndicate Department

777 E. Wisconsin Avenue

Milwaukee, WI 53202

Telephone: 800-792-2413

Email: syndicate@rwbaird.com

An investor should read the Company’s prospectus carefully before investing. The prospectus contains important information about the Company and its investment objective and policies, risks, charges and expenses.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different.